Exhibit 5

EQUITY LETTER AGREEMENT

among

WINGS HOLDINGS INC.

NORTHWEST AIRLINES, INC.

and

INTERNATIONAL BROTHERHOOD OF TEAMSTERS

August 1, 1993

EQUITY LETTER AGREEMENT
among
WINGS HOLDINGS INC.
NORTHWEST AIRLINES, INC.
and
THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS

This EQUITY LETTER AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and among Wings Holdings Inc. (“Wings”), Northwest Airlines, Inc. (“Northwest” or the “Company”), and the International Brotherhood of Teamsters (the “IBT”), representing flight attendants in the service of the Company.

As part of an overall revised compensation plan for the Company’s employees and in conjunction with the execution, simultaneously with the execution of this Letter Agreement, of letter agreements among the same parties dealing with compensation and other matters (the “Compensation Plan Letters”), the performance thereunder, and for other good and valuable consideration, Wings, the Company and the IBT agree as follows:

I.                                         DEFINITIONS

The following terms will be defined as set forth below for purposes of this Letter Agreement:

1.1.                              Actual Savings. The aggregate amount of (a) the basic hourly rate of pay in gross dollars which would have been paid, but for the agreements contained in the Compensation Plan Letters, less the basic hourly rate of pay in gross dollars which was paid during the Wage Savings Period, plus (b) the vacation liability which would have been accrued prior to use, but for the agreements contained in the Compensation Plan Letters, less the vacation rate which has been accrued prior to use during the Wage Savings Period, in each case for each employee employed at any time during the Wage Savings Period.

1.2.                              Available Cash. On any given date, cash held by Wings and its subsidiaries, or available under existing revolving credit agreements, which is in excess of all of their then currently anticipated needs to use such cash for operating and capital requirements, including service of debt, budgeted capital expenditures and all other obligations, within a period of one year from such date, taking into account reasonably anticipated sources of cash during such one-year period, but any of such cash held by a subsidiary of Wings will be included in the foregoing determination of Available Cash only if and to the extent that such cash may be made available to Wings pursuant to applicable law or any loan agreements or instruments to which Wings or any of its subsidiaries is a party or is subject.

1.3.                              Currently Outstanding Common Stock. (i) The 80,000 shares of Wings common stock held by the Existing Common Stockholders as of the date of this Letter Agreement and (ii) at such time as such shares may be issued, the shares of Wings common stock to be issued to holders of the Wings Series A and Series B preferred stock as contemplated by the third sentence of Section 3.8(c) (the “Existing Preferred Stock Common Issuance”).

1.4.                              Dividend Year. The twelve-month period from one Dividend Date (or from the Wage Savings Date in the case of the Dividend Year commencing in 1993) to the next Dividend Date.

1.5.                              Employee Stock. The shares of (i) Series C Voting Preferred Stock and (following any exercise of the Special Conversion Option (as defined in Section 3.1(b)) Wings common stock to be transferred pursuant to this Letter Agreement and similar letter agreements or other arrangements between the Company and the other Unions and management/non-contract employees in connection with the overall compensation plan for the Company’s employees referred to in the preamble to this Letter Agreement and (ii) Wings common stock issued upon conversion of Series C Voting Preferred Stock; in each case excluding any shares not held by a Qualified Holder.

1.6.                              Excess Amount. A cash amount per share of Series C Voting Preferred Stock equal to the excess of (i) the Put Price over (ii) the Offering Price multiplied by the number of shares of Wings common stock into which one share of Series C Voting Preferred Stock may then be converted upon the exercise by a holder of the election described in Section 3.5(a)(ii)(B).

1.7.                              Existing Common Stockholders. The holders of Wings common stock as of the date of this Letter Agreement.

1.8.                              Management Trust. The Trust for the management/non-contract employees.

1.9.                              Offering Price. (a) In the event the Class A Voting Common Stock is Publicly Traded and holders of less than 10% of the outstanding Series C Voting Preferred Stock elect to have their shares of Class A Voting Common Stock sold pursuant to Section 3.5(a)(ii)(B), the average of the net prices received by the Sales Agent for the sale of all such shares in open market transactions at prevailing market prices during the period from the 10th through the 80th day following the Put Date (the “Sales Period”); (b) in the event that the Class A Voting Common Stock is not Publicly Traded and holders of less than 10% of the outstanding Series C Voting Preferred Stock elect to have their shares of Class A Voting Common Stock sold pursuant to Section 3.5(a)(ii)(B), the value per share determined by an investment banking firm in accordance with the procedures specified in the last three sentences of Section 1.21; and (c) whether or not the Class A Voting Common Stock is Publicly Traded, in the event that holders of greater than 10% of the then outstanding Series C Voting Preferred Stock elect to have their shares of Class A Voting Common Stock publicly sold pursuant to Section 3.5(a)(ii)(B), the net price per share received by such holders for the sale of such shares by means of a single underwritten public offering, such underwritten public offering to be conducted by the Company during the Sales Period in accordance with the terms of the Registration Rights Agreement referred to in Section 3.8(a)(iii), it being understood that the Company will use its best efforts to cause such underwritten public offering to take place no later than the 80th day following the Put Date. The Sales Agent, in the event clause (a) of the preceding sentence is applicable, or the underwriters, in the event clause (c) of the preceding sentence is applicable, will be required to (1) Obtain the highest practicable price per share for all shares of Class A Common Stock sold by them, (2) use their best efforts to obtain a wide distribution of such shares, and (3) refrain from knowingly selling shares constituting more than 2% of the then outstanding voting capital stock of Wings to (A) any one person, entity or related group of persons or entities or (B) any person, entity or related group of persons or entities which, after such sale, would own shares constituting in the aggregate more than 3% of the then outstanding voting capital stock of wings.

1.10.                        Permanent Capital. Any combination of (a) new common stock, (b) new convertible preferred stock with dividend rates, conversion premiums and other terms and conditions customary for convertible preferred stock of comparable issuers (“Eligible Convertible Preferred Stock”), (c) new preferred stock with no mandatory redemption earlier than five years from the date of issuance, a final maturity of not less than nine years and other terms and conditions customary for comparable issuers and (d) new subordinated debt having no required amortization of principal earlier than five years from the date of issuance, a final maturity of not less than eight years and other terms and conditions customary for comparable issuers, in each case issued in return for cash.

1.11.                        Publicly Traded. With respect to a class of Wings capital stock, if such stock is listed on the New York Stock Exchange or the American Stock Exchange or quoted on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”); provided, however, that such stock will continue to be deemed to be Publicly Traded for purposes of this Letter Agreement notwithstanding any temporary suspension of trading of not more than five business days on such stock exchange or quotation on such quotation system due to general economic or market conditions, limited distribution or trading of such stock or other factors.

1.12.                        Put Date. The tenth anniversary of the Transfer Date.

1.13.                        Put Election Date. The sixtieth day prior to the Put Date.

1.14.                        Put Payment Date. The 90th day following the Put Date or, if later and the provisions of Section 1.9(c) are applicable, the closing date for the underwritten public offering referred to in Section 1.9(c).

1.15.                        Put Price. With respect to each share of Series C Voting Preferred Stock transferred hereunder to a Trust, or pursuant to a Separate Arrangement, for the benefit of employees represented by the IBT, an amount equal to (a) the quotient of (i) the Actual Savings realized by the Company pursuant to the Compensation Plan Letters during the three-year wage savings period referred to therein (the “Wage Savings Period”) divided by (ii) the total number of such shares of Series C voting Preferred Stock to be transferred to such Trusts or pursuant to such Separate Arrangements pursuant to this Letter Agreement, assuming no exercise of the Special Conversion Option, plus (b) accrued dividends, if any, per share of such stock.

1.16.                        Put Right. The right of a Qualified Holder to put shares of Series C Voting Preferred Stock to Wings as specified in Section 3.5(a).

1.17.                        Qualified Holder. A person is a “Qualified Holder” with respect to a share of Employee Stock if such person (a) is the current or former Northwest employee to whom such stock is allocated under the Plan or under any Separate Arrangements and to whom such stock is distributed from the Trusts or pursuant to the Separate Arrangements, (b) is a trustee or custodian under any Separate Arrangement, a qualified plan maintained by Northwest or an individual retirement account of a Northwest employee referred to in (a) above or such employee’s death beneficiary, (c) is the spouse or child of a Northwest employee referred to in (a) above, or a trust for the benefit of such spouse or child, to whom such stock is transferred by such employee, or (d) in the event of the death of a Northwest employee referred to in (a) above, is an heir, executor, administrator, testamentary trustee or legatee of such employee by operation of such employee’s will or the laws of intestacy.

1.18.                        Sales Agent. A member firm of the New York Stock Exchange to be selected by Wings to conduct sales of Class A Voting Common Stock on behalf of holders of Series C Voting Preferred Stock in accordance with the procedures set forth in Section 1.9(a).

1.19.                        Separate Arrangements. Those separate trusts or other arrangements referred to in Section 2.4.

1.20.                        Series C Directors. The members of Wings’ board of directors nominated by the Unions as set forth in Section 5.1.

1.21.                        Trading Price. The average of the daily closing prices of the Wings Class A Voting Common Stock during the 30 calendar days beginning on the Put Date with respect to Section 3.5, and with respect to Section 3.8(b) beginning on December 1 of any year in which the Company has received a request from a Qualified Holder to have his or her shares repurchased pursuant to Section 3.8(b). The closing price for each day will be the reported last sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if the Class A Voting Common Stock is not listed or admitted to trading on the New York Stock Exchange at such time, on the principal national securities exchange on which the Class A Voting Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”). In the event the Class A Voting Common Stock is not Publicly Traded, the Series C Directors will select a nationally recognized investment banking firm from a list of five such firms to be provided by the chief executive officer of Wings on the Put Date, to value such stock. Any fees and expenses associated with such valuation will be borne by the Company. Such firm will deliver such valuation to Wings within 60 days after it has been retained, and the value per share so determined by such firm will constitute the Trading Price for purposes of this Letter Agreement. For purposes of its valuation in connection with Section 3.5(a)(i) or (ii), such firm will assume that the shares of Class A Voting Common Stock to be issued pursuant to Section 3.5(a)(i) or (ii) have been fully distributed.

1.22.                        Transfer Date. The date on which shares of Employee Stock are first transferred to the Trusts.

1.23.                        Unions. The IBT, the International Association of Machinists and Aerospace Workers (the “IAM”), the Air Line Pilots Association International (“ALPA”) and each of the other unions referred to in Section 7.8(b)(i)(B).

II.                                     CONTRIBUTION OF CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

2.1.                              Stock Contribution. Subject to Sections 2.4 and 3.1(b), Wings will transfer to a trust or trusts or subtrusts (collectively, the “Trusts”) formed pursuant to a qualified plan (the “Plan”) established and maintained by Wings, 25,143 shares (subject to adjustment as provided below) of duly authorized, validly issued and non-assessable Series C Voting Convertible Exchangeable Preferred Stock, par value $.01 per share, of Wings (the “Series C Voting

Preferred Stock”). Such number of shares of Series C Voting Preferred Stock will be increased to prevent dilution of the percentage ownership interest represented by the Series C Voting Preferred Stock as a result of the Existing Preferred Stock Common Issuance. The Series C Voting Preferred Stock will be entitled to vote with the Wings common stock on matters submitted to a vote of the holders of such common stock to the extent set forth in Section 3.3 below. The Series C Voting Preferred Stock will be convertible into Wings common stock as provided in Section 3.1 below. Attached hereto as Exhibit F is a schedule of the number of shares of each class of Wings common stock outstanding as of the date hereof.

2.2.                              Transfer of Employee Stock. Subject to Section 2.4, Wings will transfer the shares of Employee Stock to the Trusts in three approximately equal annual installments, with at least 75% of the first such installment to be transferred within 60 days after the effective date of this Letter Agreement. For purposes of determining the number of outstanding shares of Series C Voting Preferred Stock entitled to receive the dividends payable on each Dividend Date, the full amount of the first, second and third such transfers of shares to the Trusts will be deemed to have taken place in equal installments prior to the record dates for the Dividend Dates occurring in 1994, 1995 and 1996, respectively, notwithstanding that the actual transfer of such shares, or a portion thereof, may take place after such respective Dividend Dates in order to permit any calculations required pursuant to Section 4.1 to be made prior to such transfer. All of the stock to be transferred in each annual installment must be transferred within 90 days after the Dividend Date following the year to which such installment relates. Notwithstanding the foregoing, the entire first installment will be deemed to have been transferred to the Trusts on the effective date of this Letter Agreement.

2.3.                              Separate Trusts. Unless the Unions should otherwise agree that there will be one Trust, there will be a separate Trust for the employees of each Union and for the management/non-contract employees. The trustee of each Trust (collectively, the “Plan Trustees”) will be the registered owner of the Employee Stock held by such Trust. The Company will provide standard indemnification for each Plan Trustee and will pay all reasonable fees and expenses with respect to the operation of each Trust. Each Union, and the Company acting on behalf of the Management Trust, (a) will select an individual or entity to serve as Plan Trustee for the Trust for its employees, which selections, in the case of the Trusts for the employees of the Unions, must be approved by the Company, which approval may not be unreasonably withheld, and (b) must choose either of the following two options concerning decisions to be made by the Plan Trustee for the Trust for its employees with respect to voting, tendering, selling or exchanging (other than in connection with the exercise of the Special Conversion Option) shares of Employee Stock held by such Plan Trustee:

    either (i)                                        such decisions, except to the extent set forth in the provisos below, may be made by such Plan Trustee in accordance with its fiduciary responsibilities to the participants in its Trust, or

(ii)                                  such decisions may be made by such Plan Trustee as it may be directed by each of the participants in its Trust;

provided, however, that regardless of which of the two foregoing options is chosen by each Union, and the Company with respect to the Management Trust, each Plan Trustee will vote the shares of Employee Stock registered in its name for Series C Directors consistent with the requirements of Section 5.1; provided, further, that any decisions to be made by each Plan Trustee with respect to voting, tendering or selling such shares in connection with a merger or other business combination transaction involving Wings or the Company, a tender offer, a proxy contest for the election of any directors or any other proposed change in control of Wings or the Company must be made by such Plan Trustee as it may be directed by each of the participants in its Trust. With respect to any Trust that provides for voting decisions to be made as specified in clause (ii) above, any shares of Employee Stock for which proxies are not returned by participants may be voted by the Plan Trustee in the same proportions as the Employee Stock for which proxies are returned by participants or may be voted by the Plan Trustee in its discretion, as, the Plan Trustee may decide. Shares of Employee Stock held pursuant to any Separate Arrangements will be voted, tendered, sold or exchanged as directed by the fiduciary for such Separate Arrangements, who will make such decisions consistent with and in accordance with the preceding provisions of this Section 2.3. The Company will extend its tax return filing date if necessary or desirable to permit Plan contributions to be appropriately allocated under the Internal Revenue Code of 1986, as amended (the “Code”), for the Plan year to which they relate.

2.4.                              Limits on Plan Contributions. Separate trusts will be established, or other appropriate arrangements will be made, for those employees for whom a Plan contribution is unavailable due to the provisions of the Code, including Sections 401(a)(4), 401(a)(17) and 415. The trustees or other custodians for the Separate Arrangements will be individuals or entities selected by each Union (with respect to Separate Arrangements for their respective members) and by the Company (with respect to Separate Arrangements for management/non-contract employees), which selections, in the case of the Trusts for the employees of the Unions, must be approved by the Company, which approval may not be unreasonably withheld. The terms and conditions of any Separate Arrangement for the benefit of the employees of any Union (including any related trust) will be determined by that Union, subject to the Company’s approval, which approval will not be unreasonably withheld. It is intended that the Separate Arrangements not result in any tax to any employee until such employee’s Separate Arrangement shares have been distributed in a form capable of being sold (or put to the Company, in accordance with this Letter Agreement).

2.5.                              Miscellaneous. (a)  Notwithstanding the first sentence of Section 2.3, the Plan will be designed (i) to minimize the possibility that Plan contributions will limit or be limited by contributions to other qualified plans covering employees represented by the Unions and (ii) to minimize the need for Separate Arrangements.

(b)                                 Each of the Unions, respectively, shall determine the manner in which benefits and contributions under all qualified plans covering its respective employees are coordinated for purposes of Code Section 415. If Plan contributions result in an employee losing benefits or contributions under another qualified plan or other arrangement, the Company will directly pay to such employee the dollar amount it would have otherwise have paid to or under such qualified plan or other arrangement.

III.                                 TERMS OF EMPLOYEE STOCK

3.1.                              Conversion by Holders. (a)  The Series C Voting Preferred Stock will be convertible at any time into Wings common stock on the basis set forth below in this Section 3.1. Except to the extent otherwise provided in Section 3.1(b) or 3.8(c), each share of Series C Voting Preferred Stock will be convertible into 1.364 shares of common stock, which shares of common stock will initially consist of one share of Class A Voting Common Stock, par value $.01 per share, of Wings (“Class A Voting Common Stock”) and .364 of a share of Class B Non-Voting Common Stock, par value $.01 per share, of Wings (the “Class B Non-Voting Common Stock”), which fraction has been calculated to be in such an amount so that the ratio of the number of then outstanding shares of Wings voting common stock to the number of then outstanding shares of

Wings non-voting common stock would not be altered by the conversion of such Series C Voting Preferred Stock.

(b)                                 On or before the earlier of (i) April 30, 1994 (or, if later, 30 days after the audited consolidated financial statements of Wings for the fiscal year ended December 31, 1993 have been made available to the Unions) or (ii) 10 days after the filing with the Securities and Exchange Commission of a registration statement relating to an underwritten initial public offering of Wings common stock representing not less than 10% of the Wings common stock outstanding on a fully diluted basis after giving effect to such offering, the Trustee (or the trust beneficiaries) will have the right, with respect to the Trusts and Separate Arrangements established for the benefit of the employees represented by the IBT, (i) to convert each share of Series C Voting Preferred Stock held by such Trust or Separate Arrangement into 1.909 shares of common stock, which shares of common stock will initially consist of 1.4 shares of Class A Voting Common Stock and .509 of a share of Class B Non-Voting Common Stock and (ii) to elect to receive, in respect of all future contributions under Section 2.1, Wings common stock in lieu of Series C Voting Preferred Stock, at the same conversion rate specified in clause (i) above; provided, however, that such right may be exercised with respect to some or all of the shares of Series C Preferred Stock held or to be received by such Trust but may be exercised not more than once. The right set forth in this Section 3.1(b) is referred to in this Letter Agreement as the “Special Conversion Option.” The Special Conversion Option may be exercised by the trust beneficiaries with respect to stock allocated to their accounts only if Wings has previously filed a Registration Statement with the Securities and Exchange Commission with respect to the Wings common stock to be received upon exercise of such option. If the Special Conversion Option is exercised by one or more Unions, each share of Class A Voting Common Stock issued as a result of such exercise will, as of any date prior to the contribution of the final installment of Employee Stock to the Trusts and Separate Arrangements pursuant to Section 2.1, bear a number of votes equal to (i) the total number of shares of Class A Voting Common Stock issued or to be issued (including such shares to be issued in future installments pursuant to Section 2.1) as a result of such exercise divided by (ii) the total number of shares of Class A Voting Common Stock issued and outstanding as of such date as a result of such exercise.

(c)                                  If non-voting shares of Currently Outstanding Common Stock are at any time or from time to time converted into voting shares, the number of shares of Class A Voting Common Stock and Class B Non-Voting Common Stock into which each share of Series C Voting Preferred Stock is convertible pursuant to Section 3.1(a) or 3.1(b) will be adjusted to the extent required to ensure that the ratio of shares of Wings voting common stock then outstanding to shares of Wings non-voting common stock then outstanding (the “Ratio”) will not be altered by the conversion of the Series C Voting Preferred Stock; provided, that in calculating the Ratio only shares of Currently Outstanding Common Stock (including shares issued upon conversion thereof from non-voting into voting stock) will be taken into account.

(d)                                 The conversion right set forth in Section 3.1(a) is intended to ensure that the Wings common stock issuable upon conversion of the Series C Voting Preferred Stock will at all times constitute 30% of the voting power and 30% of the equity interest represented by the sum of (i) the common stock issuable upon such conversion and (ii) the Currently Outstanding Common Stock. The Special Conversion Option set forth in Section 3.1(b) is intended to ensure that if the Special Conversion Option were to be exercised in full, the Employee Stock would constitute 37.5% of the voting power and 37.5% of the equity interest represented by the sum of (i) and (ii) above.

(e)                                  The Trusts and Qualified Holders may only convert Class B Non-Voting Common Stock into Class A Voting Common Stock at such time and in such amounts as is necessary to preserve the Ratio.

3.2.                              Automatic Conversion. Subject to adjustment in accordance with the principles set forth in Sections 3.1(c) and 3.1(d), each share of Series C Voting Preferred Stock will automatically convert into 1.364 shares of Wings Class A Voting Common Stock upon the sale, transfer, exchange or other disposition of record or beneficial ownership of such share to (or with) any person who is not a Qualified Holder (a “Non-Qualified Sale”). Each share of Class B Non-Voting Common Stock will automatically convert, on the basis set forth in Section 3.1(a), into one share of Class A Voting Common Stock upon a Non-Qualified Sale.

3.3.                              Voting. The Series C Voting Preferred Stock will vote in parity with all Wings voting common stock on all matters submitted to stockholders for vote, except that the rights of the Series C Voting Preferred Stock with respect to the election of directors will be as specified below in Section 5.1. The per share vote of each share of Series C Voting Preferred Stock at any time will be equal to (i) (A) the total number of shares of Series C Voting Preferred Stock transferred or to be transferred pursuant to this Letter Agreement either to the Trusts or pursuant to any Separate Arrangements (assuming no exercise of the Special Conversion Option), or if greater, the number of shares of Class A Voting Common Stock into which all such shares of Series C Voting Preferred Stock (including any shares of Series C Voting Preferred Stock (x) not yet issued, (y) already converted or (z) with respect to which the Special Conversion Option has been exercised) would be convertible at such time under Section 3.1(a), minus (B) the total number of shares of Series C Voting Preferred Stock which, prior to such time, have been converted into shares of common stock, or, if greater, the number of shares of

Class A Voting Common Stock into which those shares would be convertible at such time if they had not previously been converted, divided by (ii) the total number of shares of Series C Voting Preferred Stock then outstanding.

3.4.                              Liquidation Preference; Ranking. The Series C Voting Preferred Stock will have a preference in liquidation and bankruptcy equal on a per share basis to the Put Price. The Series C Voting Preferred Stock will rank, as to both its preference in liquidation and bankruptcy and the receipt of dividends and repayment, junior to both the Wings Series A and Series B preferred stock. Wings may at any time issue new series or classes of preferred stock that rank, as to both their preference in liquidation and bankruptcy and the receipt of dividends and repayment, senior to or pari passu with the Series C Voting Preferred Stock.

3.5.                              Put Right. (a)  During the 60-day period ending on the Put Date, each Trust and each Qualified Holder of Series C Voting Preferred Stock will have the right to put such holder’s Series C Voting Preferred Stock to Wings, in which event Wings will be required to elect either (i) to repurchase for either cash equal to the Put Price or shares of Class A Voting Common Stock having a Trading Price per share equal to the Put Price, each of such holder’s shares of Series C Voting Preferred Stock at the Put Price, or (ii) to permit each such holder to elect either (A) to receive the number of shares of common stock into which such holder’s shares of Series C Voting Preferred Stock are convertible, plus the Excess Amount multiplied by the number of such holder’s shares of Series C Voting Preferred Stock which are so converted, or (B) to have a number of shares, of Class A Voting Common Stock equal to the number of shares of common stock into which such holder’s shares of Series C Voting Preferred Stock are convertible sold on such holder’s behalf by the Sales Agent or pursuant to an underwritten public offering, as the case may be as specified in Section 1.9, and to receive a cash amount equal to (x)

the Offering Price per share of Class A Voting Common Stock sold plus (y) the Excess Amount multiplied by the number of such holder’s shares of Series C Preferred Stock which have been so converted. Wings will be required to make the election between (i) and (ii) above on or before the Put Election Date, to issue a public announcement of its election no later than the Put Election Date and, if it has elected (ii) above, to deliver promptly to the holders of Series C Voting Preferred Stock an election form for them to select either (ii)(A) or (ii)(B) above (in whole or in part) with respect to their shares of Series C Voting Preferred Stock. Such election form will be returnable to the Plan Trustees by the Put Date.

(b)                                 Payment by Wings to the holders of Series C Voting Preferred Stock of any cash due to them in respect of their exercise of the Put Right will be made on the Put Payment Date. If Wings elects to issue new shares of Class A Voting Common Stock to such holders pursuant to Section 3.5(a)(i), promptly following such election, but not later than the Put Date, Wings will commence efforts to register such new shares under the Securities Act of 1933 (the “1933 Act”) and will use its best efforts to cause such registration to become effective as soon as practicable thereafter. Delivery of such shares to the holders of Series C Voting Preferred Stock will be made seven days after the effective date of such registration or, if later and the Class A Voting Common Stock is not then Publicly Traded, seven days after delivery to Wings of the investment banker’s valuation of the Class A Voting Common Stock in accordance with the last two sentences of Section 1.21. Shares of Series C Voting Preferred Stock with respect to which the Put Right is exercised will cease to be outstanding for any purpose and will be retired upon satisfaction of such Put Right.

(c)                                  Any decision by the board of directors of Wings either (i) not to repurchase all of the Series C Voting Preferred Stock with respect to which holders have exercised the Put Right either (A) with cash pursuant to Section 3.5(a)(i) or (B) pursuant to the procedures set forth in Section 3.5(a)(ii), but instead to repurchase such Series C Voting Preferred Stock with shares of Class A Voting Common Stock pursuant to Section 3.5(a)(i), or (ii) not to repurchase any of the Series C Voting Preferred Stock in accordance with the requirements of Section 3.5(a).

(d)                                 If on the Put Date Wings’ board of directors decides not to repurchase all of the Series C Voting Preferred Stock with respect to which the Put Right has been exercised either (i) for cash or for shares of Class A Voting Common Stock pursuant to Section 3.5(a)(i) or (ii) pursuant to the procedures set forth in Section 3.5(a)(ii), then on such date and at the end of each succeeding calendar quarter until all of such Series C Voting Preferred Stock shall have been repurchased (collectively, “Partial Repurchase Dates”), the board of directors of Wings will use all Available Cash on each such date to repurchase a portion of the Series C Voting Preferred Stock entirely for cash (a “Partial Repurchase”) in accordance with Section 3.5(a)(i). Any such partial repurchase will be made pro rata from among each Trust and Separate Arrangement and will be made from holders of the Series C Voting Preferred Stock within each Trust and Separate Arrangement in a manner to be selected by the Unions and set forth in the certificate of designation for the Series C Voting Preferred Stock.

(e)                                  In the event that Wings fails to repurchase all of the Series C Voting Preferred Stock with respect to which the Put Right is exercisable pursuant to the terms of Sections 3.5(a) and 3.5(b), (i) effective as of the Put Date each outstanding share of Series C Voting Preferred Stock will start to accrue a quarterly dividend at a rate equal to the greater of (A) 12% per annum or (B) the highest dividend rate payable on any then outstanding series or class of Wings preferred stock in the event of a default by Wings in the redemption or payment of dividends on such series or class of preferred stock, until such shares are repurchased in accordance with Section 3.5(a) or 3.5(d), and (ii) the number of Series C Directors will be increased to the greater of (A) three more than the number of Series C Directors then serving on Wings’ board of directors (in which case one of such additional directors will be nominated by each of the IBT, the IAM and ALPA) or (B) the number of directors that would cause the proportion of Series C Directors to the total number of directors to be equal to the proportion of the total voting power of all shares of Series C Voting Preferred Stock then outstanding to the total voting power of all shares of all voting capital stock of Wings then outstanding (in which case one of such additional directors will be nominated by each of the IBT, the IAM and ALPA and the remainder will be nominated by the majority vote of the Series C Directors then in office).

(f)                                    In the event that, in connection with the repurchase of Series C Voting Preferred Stock pursuant to Section 3.5(a)(i), Wings issues additional shares of Class A Voting Common Stock to the exchanging holders of Series C Voting Preferred Stock and, following such issuance, the number of shares of Class A Voting Common Stock held by Qualified Holders of Employee Stock after such repurchase is greater than 50% of the number of shares of voting capital stock of Wings then outstanding, the terms of all sitting members of the Wings board of directors, other than the Series C Directors, will thereupon terminate and the Series C Directors will appoint the successors of such directors.

(g)                                 The Put Right may only be exercised by the holders of Series C Voting Preferred Stock. The Put Right will therefore expire as to any shares of Series C Voting Preferred Stock upon their conversion into shares of common stock prior to exercise of the Put Right.

3.6.                              Optional Redemption. At any time and from time to time following the end of the Wage Savings Period, Wings may elect to redeem the Series C Voting Preferred Stock in whole or in part at a per share redemption price equal to the Put Price. Wings will give no less than 60 days’ prior written notice to the holders of Series C Voting Preferred Stock of any such optional redemption, and such holders will be permitted to convert shares of Series C Preferred Stock in accordance with the terms thereof during such 60 day period. Any partial optional redemption will be made in the same manner as is specified in the second sentence of Section 3.5(d). Notwithstanding the foregoing, each Trust and Separate Arrangement may retain, for purposes of exercising the rights provided under Article V, at least one share of Series C Voting Preferred Stock, which will not be subject to optional redemption pursuant to this Section 3.6 prior to the earlier of (i) the tenth anniversary of the effective date of this Letter Agreement and (ii) the date on which the number of outstanding shares of Employee Stock constitutes less than 25% of the shares of Employee Stock outstanding on the last day of the Wage Savings Period.

3.7.                              Dividend Accrual. (a)  Each share of Series C Voting Preferred Stock will accrue an annual cumulative dividend in arrears. The accrual date (the “Dividend Date”) will be the anniversary of the beginning of the Wage Savings Period (the “Wage Savings Date”), commencing on the first anniversary of the Wage Savings Date (unless the Class A Common Stock is Publicly Traded prior to such first anniversary of the Wage Savings Date) and continuing until such time as the Class A Voting Common Stock is Publicly Traded, in which event no dividend will be accrued for the Dividend Year in which the first day on which the Class A Voting Common Stock becomes Publicly Traded occurs. If thereafter during such Dividend Year or during any succeeding Dividend Year the Class A Voting Common Stock should not be Publicly Traded on the business day immediately preceding the Dividend Date for such Dividend Year, the dividend will commence accruing in full once again, in the manner described herein, commencing on the Dividend Date occurring at the end of such Dividend Year.

(b)                                 The dividend per share of Series C Voting Preferred Stock will be equal to 5% per annum of (i) the Actual Savings realized by the Company from the Wage Savings Date to the Dividend Date, increased by the aggregate amount of previously accrued dividends, divided by (ii) the total number of shares of Series C Voting Preferred Stock transferred (or deemed to be transferred as contemplated by Section 2.2) pursuant to this Letter Agreement, either to the Trusts or pursuant to any Separate Arrangements, assuming no exercise of the Special Conversion Option.

(c)                                  In addition to the foregoing, dividends will cease to accrue with respect to any share of the Series C Voting Preferred Stock upon either the conversion or repurchase of such share.

3.8.                              Other Terms of the Employee Stock; Certificate of Designation. (a)  In addition to the rights and provisions described above, until the earlier of the Put Date or the date on which such agreements expire, the holders of the shares of Employee Stock will receive the same tag-along rights, rights of first offer and reoffer and registration rights set forth in (i) Section 9(a) of the Amended and Restated Stockholders’ Agreement dated as of December 7, 1992 (the “Amended Stockholders’ Agreement”) by and among Wings and the Existing Common Stockholders, (ii) Sections 8 and 9 of the Investor Stockholders’ Agreement dated as of July 21, 1989, and amended as of February 1, 1991, by and among such parties (the “Investor Stockholders’ Agreement”), and (iii) the Registration Rights Agreement dated as of July 21, 1989 among such parties (the “Registration Rights Agreement”). At any time when Wings common stock is Publicly Traded, any shares of Employee Stock distributed to Qualified

Holders pursuant to the terms of the Trusts will be registered with the Securities and Exchange Commission to permit the public sale of such stock. Prior to the Transfer Date, Wings, the Existing Common Stockholders and the Unions will enter into amendments, reasonably satisfactory in form and substance to the IBT, to the Amended Stockholders’ Agreement, the Investor Stockholders’ Agreement and the Registration Rights Agreement to provide the foregoing rights and the rights set forth in Article V of this Letter Agreement. In addition to the foregoing, until the date the Class A Voting Common Stock is first Publicly Traded, the Plan Trustees will not be permitted to sell, transfer, exchange or otherwise dispose of any shares of Employee Stock other than pursuant to the exercise of the rights referred to above or the transfer to Northwest employees upon distribution of such shares from the Plan as required by ERISA or the Code.

(b)                                 Wings or the Company will be obligated to purchase on each December 31 at the Trading Price, pursuant to the request of any Qualified Holder during the twelve months preceding such December 31, any shares of Employee Stock held by such Qualified Holder following the earliest of (i) three years after the date of separation of service with the Company of the employee to whom such shares of Employee Stock were allocated, (ii) the death or permanent disability of the employee to whom such shares of Employee Stock were allocated and (iii) the attainment of the normal retirement age (as defined in the Plan) of the employee to whom such shares of Employee Stock were allocated. The foregoing obligation will not apply at any time when (i) shares of Class A Voting Common Stock are Publicly Traded and (ii) Qualified Holders may freely sell on the public market, pursuant to an effective registration statement or an applicable exemption to the registration requirements of the Securities Act of 1933, any shares of Class A Voting Common Stock received upon conversion of Employee

Stock following distribution thereof by a Trust or pursuant to any Separate Arrangements; provided, however, that, subject to any minimum requirements of ERISA or the Code, (x) the Company’s ability to make such purchases will be subject to the prior approval of the Company’s lenders, which approval the Company will make a good faith effort to obtain prior to the time it is first required to make such purchases, (y) the total amount of funds expended by the Company to make purchases pursuant to this Section 3.8(b) will not exceed $10 million annually, and (z) no such purchases will be required during the first two years of the Wage Savings Period.

(c)                                  The holders of Employee Stock will not hold any preemptive rights. The Series C Voting Preferred Stock will contain standard anti-dilution provisions of the type commonly used for the protection of holders of convertible preferred stock traded on the New York Stock Exchange. In connection with, and in consideration of, the recasting of the Wings Series A and Series B preferred stock set forth in Section 6.5, the holders of the Series A and Series B preferred stock will be issued newly issued shares of Class A Voting Common Stock and Class B Non-voting Common Stock. Subject to the foregoing, the holders of Series C Voting Preferred Stock will be subject to dilution of the shares of common stock issuable upon conversion of the Series C Voting Preferred Stock as a result of the issuance for fair value of any additional shares of common stock of any class. The shares of Employee Stock will bear a legend referring to certain of the terms and conditions of this Letter Agreement. Wings will not issue any shares of Series C Voting Preferred Stock except as contemplated by this Letter Agreement.

(d)                                 Prior to the Transfer Date, the powers, designations, preferences and rights of the Series C Voting Preferred Stock contained in this Letter Agreement will be set forth in a certificate of designations, reasonably satisfactory in form and substance to the IBT, to be filed with the Delaware Secretary of State in accordance with the requirements of the Delaware General Corporation Law applicable to the issuance of preferred stock.

(e)                                  In the event Wings or the Company is sold as an entirety (whether pursuant to a sale of stock, merger, asset sale or otherwise) prior to the end of the Wage Savings Period, either (i) the issuance of any unissued Series C Voting Preferred Stock, and any unissued Wings common stock issuable in lieu of Series C Voting Preferred Stock following exercise of the Special Conversion Option, will be accelerated to the time of such sale or (ii) other arrangements reasonably acceptable to the Unions will be made so that the Trusts and the Separate Arrangements will receive the value of such Series C Voting Preferred Stock and Wings common stock as if they had been fully issued at the time of such sale.

IV.                                 ALLOCATION AND OTHER RULES; DISTRIBUTION OF EMPLOYEE STOCK

4.1.                              Allocation and Other Rules. Each Union and the management/non-contract group will receive a contribution to the Trusts or pursuant to the Separate Arrangements in accordance with Article II hereof equivalent to a pro rata share of Series C Voting Preferred Stock based on the portion of the Actual Savings contributed by the Unions and such group. The rules governing the allocation, vesting and distribution of the shares of Employee Stock held by each Trust, the other rules governing the Trusts and the terms of the Plan and Trusts will be determined by each Union, and by the Company in the case of the Management Trust, provided that (a) it is recognized that it will be a general objective of the Unions and the Company to achieve administrative uniformity among the Plan and the Trusts with respect to all such rules and terms other than those which specify the substantive rights of employees with respect to allocation, vesting and distribution of Employee Stock, and, to the extent consistent with this Letter Agreement, the voting and exercise of other ownership rights with respect to Employee

Stock and the fiduciary management of Plan assets, and (b) all such rules and terms governing the Plan and Trusts for the employees of the Unions will be subject to the approval of the Company, which approval may not be unreasonably withheld, it being understood that the Company may withhold such approval for any such rules or terms that (i) are unduly cumbersome to administer or otherwise contravene the general objective specified in clause (a) above, (ii) do not preserve Wings’ ability to remain a private company prior to the fifth anniversary of the Transfer Date, subject to the obligations of Wings provided elsewhere in this Letter Agreement, (iii) violate the qualification requirements of the Code or (iv) otherwise violate applicable law.

The fact that Section 2.1 of this Letter Agreement provides for the transfer of Wings shares to one qualified plan covering all eligible Union-represented and management employees will not be construed to limit any Union’s (and management’s) right, set forth in Sections 4.1 and 4.2, to specify substantive and ownership rights with respect to the employees it represents which differ from the substantive and ownership rights applicable to employees represented by other Unions or to management employees.

4.2.                              Distribution. To the extent required by law, Wings will register the shares of Employee Stock under the 1933 Act, and, prior to the Put Date, Wings will use its best efforts to cause the shares of Class A Voting Common Stock to be listed on the New York Stock Exchange or the American Stock Exchange or approved for quotation on NASDAQ. Such registration will permit the Employee Stock to be distributed by the Plan directly to the employees entitled thereto in accordance with rules designed and approved by each Union, and the Company in the case of the Management Trust, and will permit such employees to freely transfer the shares of Class A Voting Common Stock.

V.                                     GOVERNANCE MATTERS

5.1.                              Election of Directors. (a)  The Series C Voting Preferred Stock will be entitled, for so long as any shares of Series C Voting Preferred Stock are outstanding, to elect three directors, who will be elected exclusively by the holders of the Series C Voting Preferred Stock. One candidate to serve as a Series C Director will be nominated by each of the IAM, the IBT and ALPA. The three candidates will be appointed to Wings’ board of directors within ten days after the effective date of this Letter Agreement. Thereafter, whenever any such Series C Director’s (or successor Series C Director’s) term of office ends, a successor candidate to serve as a Series C Director will be nominated by the Union that nominated such original Series C Director. An agreement or agreements reasonably acceptable to the Unions will be entered into among the Unions to provide for the voting of shares of Series C Voting Preferred Stock in favor of the election of candidates nominated by the respective Unions as provided in this Section 5.1. The Unions and Wings agree that they will not, and Wings will agree to cause the members of its board of directors not to, take any action to oppose or otherwise seek to reduce the number of votes cast in favor of the election of any candidate so nominated. During the Wage Savings Period, the size of the Wings board may be increased only if additional Series C Directors are appointed so that Series C Directors constitute no less than 20% of the total directors. After the Wage Savings Period, the number of Series C Directors will be the greater of (i) three or (ii) 15% of the total number of directors and Wings may increase the size of the board at any time. Holders of Series C Voting Preferred Stock will not be entitled to vote such stock for the election of any directors of Wings other than the Series C Directors, except that (i) the nomination or election of a director to fill the position on the Wings board currently held by Mr. Mondale will be decided by the unanimous vote of all directors, including Series C Directors, and (ii) Wings’ by-laws will be amended to provide that throughout the Wage Savings Period, (x) the nomination or election of directors to fill any vacancies in the positions on the Wings board currently held by Messrs. Dasburg and Kempner, and the position held by the successor to Mr. Mondale, and (y) the nomination or election of any director whose seat is not contractually obligated to be filled by an equity holder or creditor of Wings, will be decided by a majority vote of all directors, including the Series C Directors.

(b)                                 The entitlement of the Series C Voting Preferred Stock to elect the Series C Directors will expire on the first date on which no shares of Series C Voting Preferred Stock are outstanding, whether as a result of conversions, exchanges, repurchases or redemptions.

(c)                                  The Series C Directors will have the same status as other Wings directors, must be citizens of the United States and will be subject to the provisions of Wings’ by-laws applicable to all directors. Each of the Wings directors (including the Series C Directors) will be entitled to cast one vote on each and every matter presented to the Board for a vote except for the nomination and election of directors, as to which the Series C Directors will have only the limited voting rights specified in Section 5.1(a). Any interim vacancy among the Series C Directors, whether such vacancy occurs as a result of resignation, death, removal or otherwise, will be filled, effective at the beginning of the next board meeting, by a designee nominated by the Union that nominated the previous holder of the vacant position.

(d)                                 Each of the Series C Directors will serve as directors of Wings, NWA Inc. and the Company and all provisions with respect to the size and composition of the board of directors, super-majority voting rights, blocking rights, board committees or other protections or safeguards for the Series C Directors will be equally applicable to NWA Inc. and the Company.

(e)                                  The Wings by-laws will be amended to provide that the Wings certificate of incorporation and by-laws may not be amended to abrogate any of the terms or rights or powers of the Employee Stock or the Series C Directors specified in this Letter Agreement without the approval of a majority of the Series C Directors.

5.2.                              Super-Majority Vote.  (a)  Wings’ by-laws will be amended, as of the first board of directors meeting following the effective date of this Letter Agreement, to afford the Series C Directors, for so long as the “Required Board Vote” requirements set forth in Article III, Section 6 thereof remain in effect, the ability to form a blocking coalition with respect to the items listed in items (i)-(xiv) of such Section 6 (copies of which are attached as Exhibit A hereto) and the items listed on Exhibit B hereto by voting against any proposed action referred to in such items along with any two directors of Wings, of whom not more than one may be a designee of Koninklijke Luchtvaart Maatschappij N.V. (“KLM”) and not more than one may be any of Messrs. Checchi, Wilson or Malek or any person who fills a vacancy arising from the resignation, death, removal or expiration of the term of any of Messrs. Checchi, Wilson or Malek. Thus, the negative votes of the three Series C Directors along with two negative votes from among the other directors would preclude the Company from undertaking any of the actions listed (i) in items (i)-(xiv) of Article III, Section 6 of the Wings by-laws or (ii) on Exhibit B hereto. In the event that the “Required Board Vote” requirements of the Wings by-laws expire prior to the expiration of the Wage Savings Period, the Series C Directors will retain the same blocking rights specified above with respect to the items listed in Exhibit B hereto for four years following the effective date of this Letter Agreement.

(b)                                 During the Wage Savings Period, no current or future member of the Wings board of directors will have more favorable blocking coalition rights than those set forth above with respect to the matters set forth in items (i)-(xiv) of Article III, Section 6 of the Wings by-laws or Exhibit B or any other matters presented for the approval of the board of directors.

5.3.                              Labor Advisory Committee.  A Labor Advisory Committee will be established as described in Exhibit C hereto. This committee will have reasonable access to Company financial materials, subject to appropriate confidentiality agreements; provided, however, that after the Wage Savings Period such access will be limited to financial materials that are reasonably related to issues then being addressed by the Labor Advisory Committee.

5.4.                              Board Committees.  One Series C Director will be entitled to serve on each committee of the Wings board of directors.

VI.                                 DEBT RESTRUCTURING; NEW CAPITAL AND EXISTING PREFERRED STOCK REQUIREMENTS

6.1.                              Restructuring.  Prior to the effective date of this Letter Agreement, the Company shall have completed the elements of the debt restructuring specified in Exhibit D hereto on substantially the terms and conditions set forth therein.

6.2.                              Post-Effectiveness Restructuring.  The Company agrees to use its best efforts to achieve the other steps to restructure its obligations that are specified in the Post-Effectiveness Restructuring Plan set forth in Exhibit E hereto.

6.3.                              Permanent Capital Objective.  (a)  Wings will obtain a minimum of $500 million of Permanent Capital no later than June 30, 1996, of which at least $250 million will consist of either common stock or Eligible Convertible Preferred Stock (the obtaining of such Permanent Capital to be known as a “Capital Event”). If Wings and its subsidiaries have not completed a Capital Event in one or more transactions by such date, the Existing Common Stockholders (and not the holder or holders of the Employee Stock) will transfer to Wings up to 26,286 shares of common stock (subject to the adjustment provided below) held by them (the “Penalty Stock”) on September 1, 1996, as specified in Section 6.3(b), such shares will be retired by Wings and the same number of shares of non-voting common stock will be issued by Wings to the Trusts (and to the holders of Employee Stock transferred pursuant to any Separate Arrangements), on a pro rata basis as set forth in Section 4.1. Agreements will be made with each Union to establish Separate Arrangements (which may include a grantor trust or trusts) with respect to any shares of Employee Stock required to be transferred pursuant to this Section 6.3 but which may not be transferred to a Trust due to the provisions of the Code, including Sections 401(a)(4), 401(a)(17) and 415. If any shares of Penalty Stock are required to be transferred pursuant to this Section 6.3, Wings and the Company will ensure, by means of arrangements reasonably satisfactory to the IBT, that (i) between June 30, 1996 and September 1, 1996, (A) such transfer is subject solely to the passage of time and no other conditions or contingencies whatsoever, (B) such shares will not be voted by the holders thereof and (C) Wings will not declare or pay any dividends or other distributions on such shares during such 60 day period, and (ii) if for any reason the transfer of such Penalty Shares will be delayed after September 1, 1996, the Trusts and the other holders to whom such shares are to be transferred (the “Penalty Stock Transferees”) will for all purposes be treated as the beneficial owners thereof and will receive all of the economic benefits and other powers and privileges (other than voting rights, which will not be exercised by any person) attaching thereto.

(b)                                 If Wings fails to complete a Capital Event by July 31, 1996, the number of shares of Penalty Stock specified below will be transferred to Wings by the Existing Common Stockholders and the same number of shares of non-voting common stock will be issued by Wings to the Trusts on September 1, 1996:

Amount of Permanent Capital Raised	Number of Penalty Shares Transferred

$350 million or less	26,286

Between $350 and $375 million	23,619

Amount of Permanent Capital Raised	Number of Penalty Shares Transferred

Between $375 and $400 million	20,953

Between $400 and $425 million	18,286

Between $425 and $450 million	15,620

Between $450 and $475 million	12,953

Between $475 and $500 million	10,286

; provided, however, that in any event if Wings has failed to obtain $250 million of common stock or Eligible Convertible Preferred Stock by June 30, 1996, 26,286 shares of non-voting common stock will be transferred; and, further provided, that all share numbers set forth above will be adjusted to prevent dilution of the percentage ownership interest represented by the Penalty Stock as a result of (i) the Existing Preferred Stock Common Issuance or (ii) any exercise of the Special Conversion Option.

6.4.                              Restructuring Committee.  The Series C Directors will have the right to designate one Series C Director to serve as a member of the Restructuring Committee of the Wings board of directors.

6.5.                              Preferred Stock.  The Wings Series A and Series B preferred stock will be recast as follows:

(a)                                  The liquidation preference of each issue will be its liquidation preference on the effective date of the Wage Savings Period plus, in the case of the Series A, all unpaid dividends accrued through such date.

(b)                                 The terms of each Series will be nine years for the Series A and ten years for the Series B from the effective date of this Letter Agreement.

(c)                                  The dividend will be 8% for the entire term of the Series A and Series B commencing on the effective date of the Wage Savings Period.

(d)                                 Dividends will be payable in kind for the first five years after the effective date of the Wage Savings Period and payable in cash thereafter.

(e)                                  Principal will be amortized on a straight line basis at the end of years 7, 8 and 9 for the Series A and years 8, 9 and 10 for the Series B.

(f)                                    In the event that the Company is in default with respect to payment of the shares of either Series A or Series B preferred stock, and if the provisions of Section 3.5(e)(ii) thereafter become applicable and additional Series C Directors are added to the Wings board of directors, then the holders of each of the Series A and the Series B preferred stock, voting as a separate series, will, if such series is in default, thereupon be entitled to elect one director to the Wings board of directors as the representative of such defaulted series.

VII.                             OTHER AGREEMENTS

7.1.                              Dividends and Distributions; Stock Split.  (a)  Prior to the expiration of the Wage Savings Period, unless otherwise approved by a majority vote of the Series C Directors, Wings will not declare or pay any cash dividends on or redeem any of its issued and outstanding common stock; provided, that if Wings is not then barred from honoring the repurchase obligations set forth in Section 3.8(b), Wings may redeem, retire, purchase or otherwise acquire shares of its common stock issued to employees pursuant to a duly authorized stock option plan.

(b)                                 Wings currently anticipates that prior to the Transfer Date there will be a stock split in respect of the Wings common stock. The number of shares of Employee Stock to be transferred to the Trusts (or pursuant to Separate Arrangements) pursuant to this Letter Agreement, and the number of shares of Wings common stock into which the Series C Voting Preferred Stock is convertible, will be adjusted to reflect such stock split or any other intervening events which would cause adjustment under standard provisions of the type commonly used for the protection of holders of convertible preferred stock traded on the New York Stock Exchange. Prior to the effective date of this Letter Agreement, neither Wings nor the Company will amend its certificate of incorporation or any certificate of designations to modify the voting rights of the holders of any class or series of outstanding capital stock. Upon the effectiveness of this Letter Agreement, (i) each share of currently outstanding Wings voting common stock (other than Class A

Voting Common Stock) will be converted into one share of Class A Voting Common Stock and (ii) each share of currently outstanding Wings non-voting common stock (other than Class B Non-Voting Common Stock) will be converted into one share of Class B Non-Voting Common Stock.

7.2.                              Lock-Up.  The Existing Common Stockholders will not sell, transfer or otherwise dispose of any of their Wings common stock during the period commencing on the date hereof and ending on June 15, 1997; provided, however, that (i) the Existing Common Stockholders may transfer shares of Wings common stock among themselves, (ii) KLM may transfer its Wings common stock among any affiliates of KLM, (iii) each of Bankers Trust New York Corporation, Richard C. Blum & Associates-NWA Partners, L.P. and Bright Star Investments Limited may transfer in one or more public or private sales Wings common stock to third parties, of which the aggregate price of all such sales may not exceed $30 million, (iv) all shareholders may transfer their Wings common stock in a transaction involving the sale of Wings, and (v) all shareholders of Wings may transfer Wings common stock pursuant to Section 6.4(b).

7.3.                              Transactions with Current Stockholders.  After the date of this Letter Agreement and prior to the expiration of the Wage Savings Period, except for transactions approved by a majority vote of the Series C Directors, Wings will not, and will not permit any of its subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any current Wings stockholder or any “affiliate” or “associate” of any such stockholder (within the meaning of the 1933 Act) or any person having the kind of relationship subject to disclosure under Item 404 of Regulation S-K of the Securities and Exchange Commission; provided that the foregoing restrictions will not apply to any transactions and agreements approved by the majority vote of the Wings board of directors (a) with KLM or any affiliate thereof or (b) with Bankers Trust Company in its capacity as (i) agent bank or lender to Wings, the Company or any of their subsidiaries or (ii) provider of any other financing or financial services to Wings, the Company or any of their subsidiaries. This provision is intended to prohibit any transaction of the type described above prior to such time as the Series C Directors are duly elected to Wings’ board of directors.

7.4.                              Payment of Management Fees.  Prior to the expiration of the Wage Savings Period, unless otherwise approved by a majority vote of the Series C Directors, none of Wings, the Company or any of their subsidiaries will pay any management fees to any stockholder of Wings or any affiliate of any such stockholder.

7.5.                              Actual Savings Calculations.  Within 30 days after it has calculated the Actual Savings for each employee group realized by the Company during the Dividend Years ending in each of 1994, 1995 and 1996, Wings will make such calculations available to the Series C Directors, who may retain, at the Company’s expense, a nationally recognized independent accounting firm to verify such calculations, including, if necessary, the facts and assumptions on which such calculations are based.

7.6.                              No Options.  Each of Wings and the Company represents and warrants that there are no contracts, agreements or understandings between Wings or the Company, on the one hand, and any person, on the other hand, granting such person the right to acquire capital stock of Wings or the Company, other than (i) pursuant to employee stock option plans of Wings and the Company, (ii) pursuant to the Amended Stockholders’ Agreement and (iii) rights granted to the holders of Series A and Series B preferred stock, as set forth in Section 3.8(c) of this Letter Agreement. Wings hereby agrees not to issue any shares of common stock or securities convertible or exchangeable into common stock, or grant any options to acquire any common stock or any such securities, except for the Existing Preferred Stock Common Issuance, subsequent to the date of this Letter Agreement and prior to the Transfer Date.

7.7.                              Consents.  Wings agrees to take all action necessary, including without limitation the amendment of Wings’ certificate of incorporation and by-laws and the obtaining of all waivers, consents or amendments to existing stockholder agreements, loan agreements or other instruments, to permit the execution and delivery of this Letter Agreement, the issuance of the Series C Voting Preferred Stock to be transferred pursuant to Sections 2.1 and 2.4, the election of the Series C Directors to the Wings board of directors and full implementation of this Letter Agreement with respect to the Series C Directors.

7.8.                              Remedies; Effectiveness and Expiration.  (a)  In the event of any breach of this Letter Agreement by Wings or the Company, the Unions will be entitled to all remedies available to them at law and in equity, including injunctive relief, with respect to a breach of a contractual obligation.

(b)                                 This Letter Agreement (i) will become effective when (A) the Compensation Plan Letters have been executed, (B) each of the IAM, ALPA, the Transport Union Workers of America, the Airline Technical Support Association and the Northwest Airlines Meteorologists Association has entered into a collective bargaining agreement and compensation plan letters with the Company and an agreement with the Company relating to equity, corporate governance, and restructuring matters, in each case which is reasonably acceptable to the IBT, and the Company will have implemented compensation and benefit reductions in respect of its management personnel providing for savings (based on the pro forma head count projection) of approximately $84 million during the Wage Savings Period, (C) the

Company’s senior credit facility has been restructured substantially on the terms and conditions set forth in the Third Amended and Restated Credit Agreement, substantially in the form previously provided to the IBT, among Wings, NWA Inc., the Company, Bankers Trust Company, as agent, and the other parties identified therein (the “Amended Credit Agreement”) (provided, that, the Amended Credit Agreement (i) specifically includes the June 30, 1996 date set forth in Section 8.20(i) thereof for completion of the Capital Event, (ii) deletes the 60 day waiver provision in Section 8.20(ii) of the form thereof provided to the IBT and (iii) does not provide that the transfer of the Penalty Stock to the Penalty Stock Transferees pursuant to Section 6.3 hereof, nor the acquisition by the Penalty Stock Transferees of the rights to receive the Penalty Stock upon a failure by the Company to complete a Capital Event prior to June 30, 1996, whether or not such right is waived, will constitute a Default under such Amended Credit Agreement; and, further provided, that any covenant or default provisions in the Amended Credit Agreement concerning the refinancing of the Narita Loan are reasonably acceptable to the IBT), and all conditions to the effectiveness of, and closing under, the Amended Credit Agreement have been satisfied or irrevocably waived and (D) the other elements of the debt restructuring specified in Exhibit D hereto have been completed on substantially the terms and conditions set forth therein and (ii) will terminate on the later of (A) the first date on which no shares of Series C Voting Preferred Stock are outstanding, either as a result of conversions or repurchases, and (B) the first date on which the number of outstanding shares of Employee Stock constitutes less than 25% of the shares of Employee Stock outstanding as of the last day of the Wage Savings Period; provided, however, that notwithstanding the foregoing, this Letter Agreement will terminate on the tenth anniversary of the effective date of this Letter Agreement if no shares of Series C Voting Preferred Stock are outstanding on such date. Upon such termination, all of the obligations of Wings set forth herein and all of the special rights and privileges of holders of Employee Stock set forth herein will be terminated (except for the rights of the Unions to pursue any remedies for any prior breach of this Letter Agreement and the obligation of the Company to maintain the Plan pursuant to the terms thereof, which will survive such termination), and Wings will amend its certificate of incorporation and by-laws to reflect the termination of such obligations, rights and privileges.

(c)                                  The parties will cooperate in good faith to implement this Letter Agreement and all documentation necessary or appropriate to give full effect to provisions of this Letter Agreement will be jointly prepared and approved by the parties. Such documentation will incorporate such further and additional provisions which may be necessary or appropriate to prevent any action by Wings, the Company, NWA Inc. or any of their subsidiaries or the Existing Common Stockholders which would adversely affect the rights of the series C Directors or the voting power and equity ownership to be created pursuant to this Letter Agreement. Each of the parties hereto will take all appropriate actions to maintain the qualified status of the Plan.

FOR THE IBT BY:

FOR WINGS BY:

FOR THE COMPANY BY: